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                                                              File No. _________

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
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                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940
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     The undersigned investment company hereby notifies the Securities and
Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

A.  Name:

     State Farm Variable Product Trust

B.  Address of principal business office:

     One State Farm Plaza
     Bloomington, Illinois 61710-0001

C.  Telephone number:

     (309) 766-2029

D.  Name and address of agent for service of process:

     Patricia L. Dysart, Esq.
     State Farm Life Insurance Company
     One State Farm Plaza
     Bloomington, Illinois 61710-0001

    Copy to:

     Stephen E. Roth, Esq.
     Sutherland, Asbill & Brennan, L.L.P.
     1275 Pennsylvania Avenue, N.W.
     Washington, D.C.  20004-2404

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E.  Check appropriate box:

          Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                Yes [x]   No [ ]

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Bloomington, Illinois on the 21st day of February, 1997.

                         STATE FARM VARIABLE PRODUCT TRUST
                         (Registrant)


                         By: /s/ Edward B. Rust, Jr.
                            -----------------------------
                              Name:    Edward B. Rust, Jr.
                              Title:   President

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